EXHIBIT 99.1
                                                                    ------------

Contact:     Clement B. Knapp, Jr.                         FOR IMMEDIATE RELEASE
             President                                     ---------------------
             (219) 836-5870


October 26, 2004


                     AMB FINANCIAL ANNOUNCES QUARTER RESULTS
                          AND PAYMENT OF CASH DIVIDEND

Munster, Indiana- AMB Financial Corp. (NASDAQ: Small Cap Market: AMFC) (the "Company") the parent holding company for American Savings, FSB (the "Bank") announced today that earnings per share for the third quarter ended September 30, 2004 totaled $.23 per diluted share, compared to $.28 per diluted share reported for the quarter ended September 30, 2003. The decreased earnings per share compared to last year resulted primarily from decreased fee income, a decline in net interest income and higher non-interest expense, offset, in part, by a lower provision for loan losses. Net income for the current quarter totaled $230,000 compared to $285,000 reported in the year earlier period. Return on average equity and return on average assets were 7.10% and .62%, respectively, in the current quarter compared to 9.31% and .75% in last year's comparable period.

AMB Financial Corp. also announced that it will pay a regular cash dividend of $.06 per share for the quarter ended September 30, 2004. The dividend will be payable on November 19, 2004 to the shareholders of record on November 5, 2004.


RESULTS FOR THE QUARTER ENDED SEPTEMBER 30, 2004

Net interest income totaled $1.08 million in the current quarter, down slightly from the $1.10 million for last year's third quarter while net interest income after loss provision was essentially flat between the periods. The Bank's net interest margin declined to 3.14% for the current quarter, compared to 3.25% in the September 30, 2003 quarter. The decline in the net interest margin was primarily due to a decline in the yield on interest-earning assets which was 5.65% in the current quarter compared to 6.07% in last year's third quarter. This decrease resulted primarily from the impact of loan prepayments, which led to loans refinancing at lower rates, as well as acceleration of the amortization of premium write-off on purchased loans. The lower asset yields were partially offset by a decline in funding costs as the average cost of interest-bearing liabilities decreased to 2.53% in the current quarter compared to 2.82% in last year's comparable period. The cost of deposits declined in the year over year period as a result of both an increase in the amount of lower-cost core deposits as a percentage of total deposits, as well as the downward repricing of certificate of deposit accounts.

Non-interest income decreased to $346,000 in the current quarter, compared to $398,000 reported in last year's third quarter. Deposit related fee income declined by $27,000, due in part to reduced ATM fees as a result of the

Company's closing of two casino boat ATMs. Loan related fees declined by $8,000 due to reduced loan refinance and modification activity during the quarter as compared to the prior year and insurance commissions decreased by $9,000. Other service fee income, primarily related to the Company's accounts receivable, serviced by others, declined by $22,000 due to repayment during 2003 of approximately $2.0 million of such accounts receivable. Offsetting these decreases in non-interest income was an $18,000 increase in rental income at the Dyer Branch office location which is currently fully leased. In addition, the Company also incurred a loss of $15,000 in the current quarter compared to a loss of $22,000 in the prior year's quarter, related to an investment in a low-income housing joint venture. As a result of this investment, the Company recorded an offsetting $35,000 in federal income tax credits during both periods which resulted in the reduction of the Company's effective income tax rate.

Non-interest expense totaled $1.05 million in the current quarter compared to $1.03 million reported for the quarter ended September 30, 2003. The increase resulted primarily from increased staffing costs during the quarter of $40,000 due to increased compensation and benefit costs (including increased ESOP expense as a result of the increase in the price of the Company's stock between the periods), and increased professional fees of $9,000 relating to public company matters offset by a reduction in occupancy and equipment expenses of $21,000 due to a decrease in real estate and personal property tax expense.

The Company recorded a provision for loan losses of $38,000 during the quarter as compared to $61,000 during the prior year's quarter. During the current quarter, the Bank recorded $41,000 of net loan charge-offs, including $19,000 relating to a non-performing non-residential participation loan previously discussed as well as $9,000 relating to commercial business loans, a $6,000 automobile loan and $7,000 of credit card loans. The Bank's general allowance for loan losses was $537,000 at September 30, 2004, which is equal to 36.3% of net non-performing loans and .43% of net loans receivable.

Income tax expense totaled $108,000 in the current quarter, an effective tax rate of 31.8%, compared to $116,000 or an effective tax rate of 28.9% for the quarter ended September 30, 2003. Both periods were positively impacted by the recognition of approximately $35,000 in low-income housing tax credits.


RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30,2004

Diluted earnings per share totaled $.68 in the current nine month period compared to $.91 last year. For the nine months ended September 30, 2004, net income totaled $688,000 compared to $911,000 in last year's comparable period. Net interest income totaled $3.37 million compared to $3.25 million last year. The net interest margin expanded to 3.31% for the nine months ended September 30, 2004, compared to 3.21% for the first nine months of 2003. Return on average equity for the nine months ended September 30, 2004 was 7.10% compared to 10.09% for the nine months ended September 30, 2003.

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

Non-interest income totaled $927,000 for the nine months ended September 30, 2004 compared to $1.22 million in the prior year period. Declines in fees and service charges of $202,000 and reductions in gains on trading account activity of $117,000 were offset by an increase in rental income of $47,000 from the Dyer office location which is currently fully leased. Non-interest expense totaled $3.19 million in the current nine month period, compared to $2.98 million reported for the nine months ended September 30, 2003. Increased compensation and benefits accounted for $189,000 of the increase, while increases in advertising of $21,000 and data processing of $20,000 were offset by a decrease in occupancy and equipment expenses of $39,000. Loan loss provisions totaled $126,000 in the current period as compared to $171,000 in the year ago period.


BALANCE SHEET AND CAPITAL

Total assets of the Company increased by $8.4 million to $154.4 million at September 30, 2004 from $146.0 million reported at December 31, 2003. The increase in assets during the nine month period resulted primarily from growth in loan balances, which totaled $126.3 million at September 30, 2004 compared to $120.2 million at December 31, 2003, an increase of $6.1 million. In addition, the Company increased its liquidity position by $2.4 million to $9.6 million at September 30, 2004. The growth in assets during the nine month period was funded by an increase in deposit balances, which increased by $4.9 million to $113.2 million at September 30, 2004 as well as a $2.9 million increase in borrowed money to $19.0 million from the FHLB of Indianapolis.

As of September 30, 2004, stockholders' equity in AMB Financial Corp. totaled $13.2 million. The number of common shares outstanding at September 30, 2004 was 980,561 and the book value per common share outstanding was $13.42. The Bank's tangible, core and risk-based capital percentages of 8.95%, 8.95% and 15.51% respectively, at September 30, 2004 exceeded all regulatory requirements by a significant margin.

Non-performing assets increased slightly during the past three months, totaling $2.11 million or 1.37% of total assets at September 30, 2004 compared to $1.99 million or 1.29% of total assets at June 30, 2004. Included in non-performing assets at September 30, 2004, is $276,000 on a number of loans to one related borrower. Management has authorized the establishment of $104,000 of specific reserves against the unsecured portion of this debt. In addition, during the current quarter, the Bank foreclosed on a $410,000 commercial property previously owned by this same borrower. Also, the Bank has negotiated a workout arrangement with a previously delinquent accounts receivable customer. The indebtedness has been restructured to a commercial loan which, at September 30, 2004, had a remaining balance of $344,000. This loan is being reported as a non-performing asset until a payment history can be established, at which time it will be removed from this designation.

This news release contains various forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of the Company and the Bank. These estimates are subject to various factors that could cause actual results to differ materially from those estimates. These factors include, but are not limited to, (i) the effect that movements in interest rates could have on net interest income and loan originations and repayments, (ii) changes in customer preference for our products and services, (iii) changes in national and local economic and market conditions, including prevailing real estate values, (iv) higher than anticipated operating expenses, (v) a lower level of or higher cost for deposits or a higher cost for borrowings than anticipated, (vi) changes in accounting principles, policies or guidelines, (vii) legislation or regulations adversely affecting the Bank or the Company, and (viii) the success of the Company's workout programs for troubled assets.

American Savings, FSB is a federally chartered stock savings bank. The Bank is a community oriented institution offering a variety of traditional deposit and loan products. It operates three full service offices located in Dyer, Hammond, and Munster, Indiana.

(Two pages of selected financial information are included with this release.)

                               AMB FINANCIAL CORP.
                        SELECTED FINANCIAL CONDITION DATA
                                 (IN THOUSANDS)

                                                         September. 30     Dec. 31
                                                             2004            2003
                                                          ----------      ----------
                                                          (Unaudited)
Total assets                                                 154,368         145,965
Loans receivable, net                                        126,281         120,209
Mortgage-backed securities                                     2,491           3,155
Investment securities and interest bearing deposits           10,022           7,993
Deposits                                                     113,229         108,334
Borrowed money                                                19,015          16,130
Guaranteed preferred beneficial interest in the
  Company's subordinated debentures                            5,000           5,000
Stockholders' equity                                          13,160          12,520

                            SELECTED OPERATIONS DATA
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                              Three Months Ended               Nine Months Ended
                                                                 September 30                    September 30
                                                          --------------------------      --------------------------
                                                             2004            2003            2004            2003
                                                          ----------      ----------      ----------      ----------
Total interest income                                     $    1,951           2,055           5,909           6,292
Total interest expense                                           867             956           2,544           3,042
                                                          ----------      ----------      ----------      ----------
  Net interest income                                          1,084           1,099           3,365           3,250
Provision for loan losses                                         37              61             126             171
                                                          ----------      ----------      ----------      ----------
  Net interest income after provision for
  loan losses                                                  1,047           1,038           3,239           3,079
                                                          ----------      ----------      ----------      ----------
Non-interest income:
  Fees and service charges                                       245             311             712             914
  Rental Income                                                   34              16             103              56
  Gains on trading securities                                     38              45              16             133
  Gains on available for sale securities                          --              --              --              10
  Loss from investment in joint venture                          (15)            (22)            (58)            (63)
  Gains on sale of real estate owned                               5              --               5              16
  Increase in cash surrrender value of life insurance             32              39             104             119
  Gain from life insurance proceeds                               --              --              27              --
  Other operating income                                           7               9              18              31
                                                          ----------      ----------      ----------      ----------
  Total non-interest income:                                     346             398             927            1216
                                                          ----------      ----------      ----------      ----------
Non-interest expense:
  Staffing cost                                                  535             494           1,627           1,438
  Occupancy and equipment costs                                   94             115             320             359
  Data processing                                                141             137             415             385
  Professional fees                                               69              60             188             188
  Other                                                          216             229             639             606
                                                          ----------      ----------      ----------      ----------
  Total non-interest expense                                   1,055           1,035           3,189           2,976
                                                          ----------      ----------      ----------      ----------
Net income before income taxes                                   338             401             977           1,319
                                                          ----------      ----------      ----------      ----------
Provision for federal & state income taxes                       108             116             289             408
                                                          ----------      ----------      ----------      ----------
Net income                                                $      230             285             688             911
                                                          ==========      ==========      ==========      ==========

Earnings per share
  Basic                                                   $     0.24      $     0.31      $     0.73      $     1.01
  Diluted                                                 $     0.23      $     0.28      $     0.68      $     0.91

                               AMB FINANCIAL CORP.
                    SELECTED FINANCIAL RATIOS AND OTHER DATA
                                   (UNAUDITED)

                                                              Three Months Ended               Nine Months Ended
                                                                 September 30                    September 30
                                                          --------------------------      --------------------------
                                                             2004            2003            2004            2003
                                                          ----------      ----------      ----------      ----------
PERFORMANCE RATIOS:
-------------------
Return on average assets                                        0.62%           0.75%           0.61%           0.80%
Return on average equity                                        7.10            9.31            7.10           10.09
Interest rate spread information:
  Average during period                                         3.12            3.25            3.30            3.23
  End of period                                                 3.17            3.33            3.17            3.33
Net interest margin                                             3.14            3.25            3.31            3.21
Efficiency ratio                                               73.75           69.11           74.76           66.79
Ratio of operating expense to average total assets              2.83            2.72            2.83            2.59
Ratio of average interest earning assets to average
interest-bearing liabilities:                                   1.01x           .99x           1.00x            .99x
Weighted average common shares outstanding:
  Basic                                                      951,907         907,543         938,543         906,003
  Diluted                                                  1,023,942       1,009,744       1,013,296       1,005,710





                                                              At              At
                                                         September 30       Dec. 31
                                                             2004            2003
                                                          ----------      ----------
QUALITY RATIOS:                                           (Unaudited)
---------------
Non-performing assets to total assets at end of period          1.37%           1.13%
Allowance for loan losses to non-performing loans              43.14           65.35
Allowance for loan losses to loans receivable, net              0.57            0.86


CAPITAL RATIOS:
---------------
Equity to total assets at end of period                         8.53            8.58
Average equity to average assets                                8.59            8.04


OTHER DATA:
-----------
Number of full service offices                                     3               3

                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

     In connection with the quarterly report of AMB Financial Corporation (the "Company") on Form 8-K for the period ending September 30, 2004 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I Clement B. Knapp, President and Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

     (1) The report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

     (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.



Date: October 26, 2004                  /s/ Clement B. Knapp
                                        -------------------------------------
                                        Clement B. Knapp
                                        President and Chief Executive Officer





                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

     In connection with the quarterly report of AMB Financial Corporation (the "Company") on Form 8-K for the period ending June 30, 2004 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I Daniel
T. Poludniak, Vice President, Treasurer and Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to
Section 906 of the Sarbanes-Oxley Act of 2002, that:

     (1) The report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

     (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.



Date: October 26, 2004                  /s/ Daniel T. Poludniak
                                        ------------------------------------
                                        Daniel T. Poludniak, Vice President,
                                        Treasurer and Chief Financial Officer